Exhibit 99.1

China Jo-Jo Drugstores Announces 1-for-2 Reverse Stock Split

HANGZHOU, China--(BUSINESS WIRE)--April 14, 2010--China Jo-Jo Drugstores (OTCBB: CJJDD) ("Jo-Jo Drugstores" or the "Company"), which operates a retail pharmacy chain in the People’s Republic of China (the “PRC”), today announced a 1-for-2 reverse split of its issued and outstanding common shares, effective for shareholders of record on April 9, 2010, and a proportional reduction of its authorized common shares. Immediately after the stock split, the Company has 10,000,000 common shares issued and outstanding and 250,000,000 common shares authorized.

In connection with the stock split, Jo-Jo Drugstore’s trading symbol as quoted on the OTC Bulletin Board has been temporarily changed from “CJJD” to “CJJDD” for 20 business days, and will revert back to “CJJD” thereafter. The new CUSIP number for the Company’s common stock is 16949A 206.

"We undertook the reverse stock split as part of our plan to list our common stock for trading on the NASDAQ Capital Market,” commented Dr. Lei Liu, the Company’s chairman. “We are hopeful that this will bring us one step closer to that goal.”

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its contractually controlled affiliates Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd., Hangzhou Jiuzhou Clinic of Integrated Traditional and Western Medicine General Partnership, and Hangzhou Jiuzhou Medical & Public Health Service Co., Ltd., operates a retail pharmacy chain in China offering both western and traditional Chinese medicine. The chain currently has 25 stores throughout Hangzhou, the provincial capital of the Zhejiang Province.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT:
China Jo-Jo Drugstores, Inc.
Bennet Tchaikovsky, Chief Financial Officer
310-622-4515
bennet@jojodrugstores.com